EXHIBIT 99.2

NEWS RELEASE

CONTACTS: Media Meghan Cox Manager Corporate Communications T - (412) 433-6777 E - mmcox@uss.com	Investors/Analysts Kevin Lewis General Manager Investor Relations T - (412) 433-6935 E - klewis@uss.com

FOR IMMEDIATE RELEASE:

UNITED STATES STEEL CORPORATION
TO ACQUIRE 49.9% INTEREST IN
BIG RIVER STEEL CREATING PARTNERSHIP WITH CLEAR PATH TO CONSOLIDATION

•	Accelerates U. S. Steel’s strategy of adding market leading, differentiated and technologically advanced assets to create a world competitive “best of both” footprint

•	Ultimately expands U. S. Steel’s capability and geographic presence to serve current and future customers with high-tech, sustainable steel solutions

•	Positions U. S. Steel to achieve as much as $1 billion in capital and operational cash improvements by 2022

•	Supports investment in Big River with committed financing

PITTSBURGH, OCTOBER 1, 2019 – United States Steel Corporation (X) (“U. S. Steel”) announced today a joint venture partnership agreement under which it has taken the first step towards acquiring Big River Steel (“Big River”) through the purchase of a 49.9% ownership interest at a purchase price of approximately $700 million in cash, with a call option to acquire the remaining 50.1% within the next four years. U. S. Steel has committed financing to execute the transaction. The implied enterprise value of Big River, including the expected completion of its Phase II-A expansion, which is fully funded and already under construction, is approximately $2.325 billion.

Big River operates a LEED-certified, Flex MillTM in northeast Arkansas that is the newest and most advanced flat-rolled mill in North America. Big River’s technological leadership allows it to produce a wide product spectrum, including advanced automotive steels and electrical steels, and provide high-quality products and services to discerning customers in the automotive, energy, construction and agricultural industries. Big River’s recently announced Phase II-A expansion is expected to double the mill’s hot-rolled steel production capacity to 3.3 million tons annually, establishing it as one of the largest EAF-based flat-rolled mills in North America.

“Our new partnership with Big River is designed to accelerate our strategy to offer our customers the ‘best of both’ by bringing together the capabilities of integrated and mini mill steel production,” said David B. Burritt, President and Chief Executive Officer of U. S. Steel. “Big River operates the most advanced, state-of-the-art and sustainable mill in North America, and our investment would ultimately strengthen our competitive positioning in highly strategic steel-end markets, creating an unmatched value proposition for our stakeholders.”

Burritt continued, “We have been investing in leading technology and advanced manufacturing so that we can assemble a portfolio of competitive assets with distinct advantages to serve strategic markets to better position U. S. Steel to be an industry leader in delivering high-quality, value-added products. The investment in Big River, coupled with our announced investments at Mon Valley Works and Gary Works, would ultimately position U. S. Steel with three core market-leading, differentiated and technologically advanced assets that will enable us to compete with anyone, anywhere, for generations to come. Each of these locations would be able to focus on the products that each facility is best designed to produce. As an organization, we will be nimbler, more resilient and our teams will be more efficient. Collectively, these actions will help us continue to create long-term value for our stockholders, customers, employees and the communities in which we live and work.”

This transaction minimizes the risk of operational and financial execution while maximizing the potential for value creation. This transaction provides numerous strategic and financial benefits to U. S. Steel, some of which will begin to be implemented immediately upon the closing of this transaction, while others would become fully realized upon full ownership of Big River.

•	Strengthens U. S. Steel’s competitive positioning and establishes an unparalleled product platform in strategic, high-margin end-markets, including energy, infrastructure and automotive.

•	Reshapes U. S. Steel’s footprint in the flat-rolled segment to create a more nimble, agile and customer-focused organization with new presence to serve growing U.S. and Mexico markets.

•	Complements U. S. Steel’s existing capabilities, as well as U. S. Steel’s previously announced strategic investments in advanced high-strength steel (AHSS) in Ohio, electrical steel line in Slovakia, Electric Arc Furnace in Alabama, and best of breed Endless Casting and Rolling Technology in Pennsylvania.

•	Increases profitability, predictability and cash flow generation through the business cycle due to Big River’s low-cost position, highly variable cost structure and low sustaining capex requirements.

•	Positions U. S. Steel to achieve as much as $1 billion in capital and operational cash improvements by 2022 through activities such as rescoping asset revitalization investments, reducing fixed costs and enhancing its ability to pursue opportunities to extract incremental value from excess iron ore pellets.

•	Enhances U. S. Steel’s talent through the addition of Big River’s experienced team with an entrepreneurial culture rooted in technology and leverages over a century of making steel by U. S. Steel, including deep Research & Development resources and understanding of customers in key strategic markets that continue to grow profitably.

“U. S. Steel’s decision to partner with us through this investment in Big River is a decisive vote of confidence in our company, our vision and our people,” said Dave Stickler, Chief Executive Officer of Big River. “After just over two years of operations, we have built a unique platform that features the most advanced technology in our industry, and the very finest steel technicians in the business. We have always called ourselves a ‘technology company that just happens to make steel.’ In U. S. Steel, we have a likeminded technology-focused partner with an enduring tradition of excellence and a commitment to innovation. We are very excited about the possibility for what we can do together. As the newest steel production facility in North America, I could not be more proud to be partnering with a company started by Andrew Carnegie more than 118 years ago.”

Dan Murray, of KM BRS, LLC (a subsidiary of Koch Minerals, LLC), and current Chairman of Big River said, “We appreciate the opportunity to be a part of this exciting transaction that combines Big River’s state-of-the art, LEED-certified steel-making technology and U. S. Steel’s experience and demonstrated know-how.” Upon the completion of the transaction, KM BRS, LLC and TPG Furnace, L.P. (an affiliate of TPG Growth) would remain preferred equity holders of Big River.

Terms of the Transaction and Path to Full Ownership

Under the terms of the transaction, the companies will form a joint venture where U. S. Steel would purchase a 49.9% minority ownership interest with an option to acquire the remaining 50.1%. The transaction includes a call option that gives U. S. Steel the right to acquire the remaining equity of Big River within four years at an agreed-upon price formula based on Big River’s achievement of certain metrics, including with respect to free cash flow, product development, safety and completion of a proposed expansion of the company’s existing manufacturing line.

U. S. Steel has committed financing to execute the transaction. U. S. Steel intends to increase its existing $1.5 billion asset-backed lending facility to $2 billion and draw on the upsized asset-backed lending facility to fund the transaction. The upsized asset-backed lending facility has been fully committed by Barclays Capital.

Timing and Approvals

Closing of the transaction is anticipated on October 31, 2019, subject to satisfaction of customary closing conditions.

Advisors

Barclays Capital is serving as financial advisor to U. S. Steel, and Milbank LLP is providing legal counsel. J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC are serving as financial advisors to Big River, and Baker Hostetler is serving as legal counsel. Jones Day is serving as legal counsel to KM BRS, LLC and Debevoise & Plimpton LLP is serving as legal counsel to TPG Furnace.

Conference Call Information

U. S. Steel will conduct a conference call to discuss the details of this transaction on October 1, 2019 at 8:00 a.m. EDT. To listen to the webcast of the conference call and to access the company’s slide presentation please visit the U. S. Steel website, www.ussteel.com, and click on the “Investors” section. Replays of the conference call will be available on the website after 10:00 a.m. EDT on October 1, 2019.

Website

For additional information about today’s announcement and to hear from both CEOs, please visit https://ussteel.com/Big-River-investment.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, "believes," "expects," "anticipates," "estimates," "intends," "plans," "could," "may," "will," "should," and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this release include, among other things, statements about the potential benefits of the proposed investment and transaction; anticipated cost savings; potential capital and operational cash improvements; U. S. Steel’s plans, objectives, expectations and intentions; the financial condition, results of operations and business of the proposed joint venture; the joint venture’s products and potential; U. S. Steel’s future ability or plans to take ownership of the joint venture as wholly owned subsidiary; U. S. Steel’s ability to obtain financing for the transaction or other strategic projects at anticipated interest rates or at all; and the anticipated timing of closing of the transaction. Risks and uncertainties include, among other things, risks related to the satisfaction of the conditions to closing the transaction in the anticipated timeframe or at all and the possibility that the transaction does not close; risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost savings from the proposed transaction or the capital and operational cash improvements will not be realized or will not be realized within the expected time period; risks related to the satisfaction of the conditions to closing a future call option transaction (including the failure to obtain necessary regulatory approvals); and the risk that the businesses will not be integrated successfully following exercise of the call option; disruption from the transaction making it more difficult to maintain business and operational relationships; negative effects of the announcement or the consummation of the proposed transaction on the market price of U. S. Steel’s common stock; significant transaction costs; unknown liabilities; the risk of litigation and/or regulatory actions related to the proposed transaction; other business effects, including the effects of industry, market, economic, political or regulatory conditions; future exchange and interest rates; changes in tax and other laws, regulations, rates and policies; future business combinations or disposals; and competitive developments. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, that could cause actual results to differ materially from those reflected in such statements. Accordingly, U. S. Steel cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. For more information on additional potential risk factors, please review U. S. Steel’s filings with the SEC, including, but not limited to, U. S. Steel’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

-oOo-

2019-26

About U. S. Steel

United States Steel Corporation, headquartered in Pittsburgh, Pa., is a leading integrated steel producer and Fortune 250 company with major operations in the United States and Central Europe. For more information about U. S. Steel, please visit www.ussteel.com.